Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Tinet S.p.A.

We have audited the accompanying consolidated balance sheet of Tinet S.p.A. and subsidiaries (the “Group”) as of September 30, 2010 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the nine month period ended September 30, 2010 (all expressed in Euros). These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Tinet S.p.A. and subsidiaries as of September 30, 2010, the result of their operations and their cash flows for the nine month period ended September 30, 2010 in conformity with the Italian law governing financial statements and Italian generally accepted accounting principles (“Italian GAAP”).

Italian GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 22 to the consolidated financial statements.

DELOITTE & TOUCHE S.p.A.

Milan, Italy

February 18, 2011

Tinet Group

CONSOLIDATED BALANCE SHEET

(Amounts in Euro)

September 30, 2010
ASSETS
A) Due from shareholders
B) Non-current assets
I. Intangible assets
Formation costs	€3,267
Industrial patent rights and use of intellectual property rights	4,100
Concessions, licenses, trademarks and similar rights	5,561,836
Start-up	8,545,836
Assets in progress and advance payments	391,012
Other non-current assets	8,493,605

Total intangible assets	22,999,656
II. Property, plant and equipment
Plant and machinery	16,278,270
Other fixed assets	236,348
Construction in progress and advance payments	24,984

Total property, plant and equipment	16,539,602

Total non-current assets	39,539,258
C) Current assets
II. Receivables
Receivables due within 1 year:
From clients	9,049,485
Tax receivables	1,110,810
Deferred tax assets	498,235
Other receivables	1,332,057

Total receivables due within 1 year	11,990,587
Receivables due after 1 year:
Other receivables	388,834

Total receivables due after 1 year	388,834

Total receivables	12,379,421
IV. Cash and cash equivalents
Bank and post office deposits	3,947,700
Cash on hand	256

Total cash and cash equivalents	3,947,956

Total Current Assets	16,327,377
D) Prepaid expenses	973,141

Total Assets	56,839,776

The accompanying notes are an integral part of the consolidated financial statements.

LIABILITIES AND SHAREHOLDERS’ EQUITY
A) Shareholders’ Equity
I. Share capital	€120,000
II. Additional paid-in capital	19,980,000
IV. Legal reserve	24,000
VII. Other reserves
Extraordinary reserve	845,218
Translation reserve	(578)
VIII. Retained earnings (losses)	(690,595)
IX. Net income (loss) for the year	(1,945,371)

Total shareholders’ equity	18,332,674
B) Provisions for risks and charges
Income taxes (current and deferred)	53,483
Other	176,783

Total provisions for risks and charges	230,266
C) Staff severance indemnities	279,659
D) Payables
Payables due within 1 year:
Bank debts	334,962
Payables to suppliers	11,247,529
Taxes payable	670,269
Payables to social security institutions	174,272
Other payables	5,432,294

Total payables due within 1 year	17,859,326
Payables due after 1 year:
Bank debts	13,100,000
Debts to other lenders	6,308,000

Total payables due after 1 year	19,408,000

Total payables	37,267,326
E) Deferred Revenue	729,851

Total liabilities	38,507,102

Total liabilities and shareholders’ equity	56,839,776
Memorandum Accounts
Guarantees given to third parties	21,091,631
Other memorandum accounts	4,085,107
Total memorandum accounts	25,176,738

The accompanying notes are an integral part of the consolidated financial statements.

Tinet Group

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in Euro)

September 30, 2010
A) Production value (Revenues)
Sales of goods and services	€32,891,318
Other income and revenue	57,716

Total revenues	32,949,034
B) Production costs
Raw materials, ancillary production costs and consumables	(33,492)
Services	(20,907,869)
Rent and lease costs	(483,463)
Personnel costs
Wages and salaries	(3,875,373)
Social contributions	(893,742)
Staff severance indemnities	(107,300)
Other costs	(148,975)

Total personnel costs	(5,025,390)
Depreciation, amortization and write-downs
Amortization	(3,280,166)
Depreciation	(2,913,034)
Other allowances for current assets	(281,319)

Total depreciation, amortization and write-downs	(6,474,519)
Other risk provisions	(176,783)
Other operating costs	(117,677)

Total production costs	(33,219,193)

Difference between production value and costs (A-B)	(270,159)
C) Financial income (expense)
Other financial income
From third parties	2,673
Interest and other financial costs
Due to third parties	(850,237)
Exchange rate gains and losses	31,560

Total	(816,004)
E) Extraordinary income (expense)
Extraordinary income:
Extraordinary income	219,853

Total extraordinary income	219,853
Extraordinary expenses:
Extraordinary expense	(890,619)

Total extraordinary expense	(890,619)

Total extraordinary items	(670,766)

Income (loss) before income taxes	(1,756,929)
Income taxes
Current	(317,024)
Deferred tax liabilities	159,098
Deferred tax assets	(30,516)

Total income taxes	(188,442)
Net income (loss)	(1,945,371)

The accompanying notes are an integral part of the consolidated financial statements.

Tinet Group

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in Euro)

September 30, 2010
Opening cash and cash equivalents	€6,056,317
Net Loss	(1,945,371)
Adjustments to reconcile net loss to net cash provided by operating activities (A)
Depreciation	2,913,034
Amortization (ordinary and extraordinary)	3,696,604
Credit devaluation – current assets	281,319
Net change in severance fund pay	(12,550)
Increase in contingency and future expenditure fund	207,299
Net change in current assets	(774,969)

Total cash flows generated from operating activities	4,365,366
Cash flows from investment activities (B)
Investment in property, plant and equipment	(4,005,157)
Investment in intangible assets	(401,344)
Investment in financial assets	—

Total cash flows used in investing activities	(4,406,501)
Cash flows from financing activities (C)
Repayment of medium/long-term bank debt	(725,038)
Repayment of medium/long-term other debt	(1,342,188)

Total cash flows generated from financing activities	(2,067,226)
Net year-end financial cash flow (A+B+C)	(2,108,361)
Closing cash and cash equivalents	3,947,956

The accompanying notes are an integral part of the consolidated financial statements.

Tinet Group

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(Amounts in Euro)

The accompanying notes are an integral part of the consolidated financial statements.

	Share Capital	Share Premium Reserve	Legal Reserve	Extraordinary Reserve	Translation reserve	Profits (losses)	Total Shareholders’ Equity (Deficit)
Balance at December 31, 2009	€120,000	19,980,000	—	—	(16,332)	(690,595)	19,393,073
Net loss	—	—	—	—	—	(1,945,371)	(1,945,371)
Required share capital	—	—	24,000	—	—	—	24,000
Required extraordinary reserve			—	845,218			845,218
Changes in translation reserve	—	—	—	—	15,754	—	15,754

Balance at September 30, 2010	€120,000	19,980,000	24,000	845,218	(578)	(2,635,966)	18,332,674

Tinet Group

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts in Euro, expect as noted otherwise

1.	GENERAL INFORMATION AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS

Organization – Tinet Group (previously named Talia S.r.l.) was created on May 26, 2009 as result of the events described below.

Talia S.r.l. was founded as a company in 2006, but remained inactive until 2009. In March 2009, a resolution was passed for an increase in share capital in order for Talia S.r.l. to acquire the shares of Tinet S.p.A. and other subsidiaries (discussed further below) from Tiscali S.p.A. and Tiscali International Network BV.

On May 26, 2009, Talia S.r.l, using its own share capital and with the aid of a bank loan made an acquisition (hereinafter referred to as “the Transaction”) of the following components:

•

The division of Tiscali International Network BV and the commercial contracts belonging to it, (acquired through the controlled subsidiaries Tinet S.p.A., Tinet UK Ltd. And Tinet GmbH for the same countries).

•	100% of the share capital of Tinet S.p.A., 40% of the shares having been bought from Tiscali S.p.A. (based in Cagliari, Italy).

•	100% of the share capital of Tinet Inc. (based in New York, USA).

•	100% of the share capital of Tinet UK Ltd. (based in London, UK).

•	100% of the share capital of Tinet Hong Kong Ltd. (based in Hong Kong).

•	100% of the share capital of Tinet GmbH (based in Frankfurt, Germany).

Furthermore, Talia S.r.l. acquired the entire network infrastructure consisting of routers and switches, currently distributed in over 20 countries with 92 points of presence (POP) linked together by transmission capacity circuits, while the controlled subsidiaries Tinet GmbH, Tinet UK Ltd. and Tinet S.p.A., using financing supplied by Talia S.r.l., acquired the related client portfolio from Tiscali International Network BV.

Therefore, Talia S.r.l. became responsible for managing the entire network infrastructure acquired in the Transaction, acting as a service provider to the controlled subsidiaries holding the client portfolio.

Subsequently, at an extraordinary general shareholders meeting on October 2, 2009, a resolution was passed to merge, by means of incorporation, Talia S.r.l. (the incorporating company) and Tinet S.p.A (the incorporated company) and, from the date on which the merger became legally effective, to transfer the registered office of Talia S.r.l., the incorporating company, to Sa Illetta in Cagliari and to change the company name from Talia S.r.l. to Tinet S.r.l.

The merger was registered in the Companies Register in Cagliari and Milan on December 14, 2009 and, with a subsequent deed of December 23, 2009, Tinet S.r.l. became Tinet S.p.A. with a free capital increase, achieved by using an amount of 20,000 Euro from the share premium reserve shown on the balance sheet, in proportion to the shareholders’ stake in the capital. The consolidated company, Tinet S.p.A., is hereon referred to as “Tinet Group.” The individual entity which is also the parent company of Tinet Group is Tinet S.p.A.

On October 1, 2010, Tinet Group was sold by Italian equity fund BS Investimenti, BS Private Equity (together with BS Investimenti, “BS”) and a group of minority shareholders to Neutral Tandem Inc. (“Neutral Tandem”), a leading U.S. provider of voice services based on Chicago.

Tinet Group Companies

Tinet S.p.A. (share capital 120,000 Euro) – This company offers Internet connection services to telecommunications companies located in several Countries, at the same time, the company is handling network infrastructure monitoring.

Tinet GmbH (share capital 25.000 Euro) – This company, operating since 2006, offers specialized technical services to other companies in Tinet Group. It is staffed by highly specialized network engineers and technicians. Following its acquisition of the Tiscali International Network BV client contracts, it also offers IP transit services to firms located in German territory.

Tinet UK Ltd. (share capital 46,680 GBP) – This company currently offers IP transit services to clients located on its own geographical territory in addition to business intelligence services to the companies in Tinet Group.

Tinet Inc. (share capital 10,000 dollars) – This company is not currently operating.

Tinet Hong Kong Ltd. (share capital HK$ 1) – This company is not currently operating. It is due to start offering IP transit services in the second half of 2011.

Tinet Singapore PTE Ltd. (share capital SG$ 10,000) – This company is not currently operating. It is due to start offering IP transit services in the second half of 2011.

Content of the consolidated financial statements – The consolidated financial statement includes the financial statements of Tinet Group and those companies in which Tinet Group directly controls a majority of the voting power. All the subsidiaries of Tinet Group are 100% controlled by Tinet S.p.A.

The financial statements do not show the comparison with the prior period balances nor results of the previous financial year because Italian GAAP does not require comparative information in financial purposes prepared for special purposes and the requirements of this SEC filing do not require comparative information to be presented. These financials are prepared at an interim period as of September 30, 2010 for the purposes of the 8-K/A SEC filing, and not for statutory Italian purposes. Additionally, prior period information is not comparable as a result of the business acquisition occurring in 2009, and prior to this, the incorporating company was inactive.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Tinet Group’s Interim Consolidated Financial Statements as of September 30, 2010 have been prepared in order comply with Form 8-K/A procedure of the new parent company Neutral Tandem, being the purchase of Tinet Group deemed as “Significant Acquisition”, under Rule 3-05 of Regulation S-X, and are drafted in accordance with the Italian GAAP “OIC 30 Bilanci Intermedi”.

The Statement of Operations of these Financial Statements does not show the comparison with the results as of December 31, 2009 since the Group activities started in July 2009. Thus, as a result, the first Consolidated Financial Statements as of December 31, 2009 include the Statement of Operations for only six months; as a consequence , it has been considered not representative.

The Notes to the Consolidated Financial Statements describes the Balance Sheet as of September 30, 2010 and includes the information required by Italian GAAP no. 30 “Bilanci Intermedi” and all the additional information considered necessary, even if not strictly required by law, to provide a true and accurate representation of the company situation.

Principles of Consolidation – The consolidated financial statements include the accounts of Tinet Group and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

The table below shows the companies making up Tinet Group:

Company	Country	Currency	Share Capital	% Ownership
Tinet S.p.A.	Italy	Euro	120,000	Parent company
Tinet UK	UK	Sterling	46,680	100%
Tinet GmbH	Germany	Euro	25,000	100%
Tinet Inc.	US	US dollar	10,000	100%
Tinet Hong Kong Ltd.	China	HK dollar	1	100%
Tinet Singapore PTE Ltd.	Singapore	Singapore dollar	10,000	100%

Consolidation criteria – The principal consolidation criteria used to prepare the consolidated financial statements are as follows.

•	Companies included in the scope of consolidation are consolidated using the integral method (line by line).

•	The weighted value of the shares in controlled companies is offset against the relative share of net assets/liabilities in relation to the entries under assets and liabilities.

•

The difference between the acquisition cost and the corresponding proportion of assets/liabilities for the controlled companies, calculated at the time of acquisition of the shares and in accordance with current legal provisions, as appropriate, can be assigned to the entries under assets/liabilities of the company included in the consolidation with any residual being included as an entry under assets entitled “Goodwill” if positive, and included in shareholders’ equity under “Consolidation reserve” if negative.

•

Profits and losses not yet realized originating from transactions between consolidated companies are eliminated, as are debit/credit items and costs/revenues between the companies included in the scope of consolidation.

•	Quotas in shareholders’ equity and in the result for the period of the consolidated companies belonging to third party shareholders, if appropriate, are accounted for in the appropriate entries.

•

Accounting figures of overseas controlled companies expressed in currencies other than the Euro are converted into Euro by applying OIC (Italian accounting regulatory body) principle 17 relating to consolidated financial statements, at the cash exchange rate on the balance sheet date, in order to translate these figures for entries under assets and liabilities and shareholders’ equity, and, for profit and loss account entries, at the average rate for the period covered. The “Translation difference reserve” takes account of the net effect of the currency translation. The exchange rates used to apply this criterion are as follows:

Currency	Exchange rate formula	Average annual exchange rate	Period-end exchange rate at 9/30/2010
US Dollar	Amount in currency for 1 Euro	1.3160	1.3648
Sterling (UK)	Amount in currency for 1 Euro	0.8577	0.8600
HK Dollar	Amount in currency for 1 Euro	10.2263	10.5918
Singapore Dollar	Amount in currency for 1 Euro	1.8230	1.7942

General criteria – The criteria used to prepare the consolidated financial statements comply with the current legislation referred to above, integrated and interpreted according to the accounting principles recommended by the Italian Accountancy Body, Accounting Standards Committee of the Italian National Council of Accountants and Accountancy Professionals and, where necessary, by integrating International Accounting Standards.

The following general principles have been observed in preparing the consolidated financial statements.

•	The consolidated financial statements have been valued on a going concern basis, taking account of the economic function of each item under assets and liabilities.

The principle of prudence and competence has been scrupulously applied as follows.

•	Profits have only been included if they have been actually realized on the closure date of the consolidated financial statements.

•	Account has been taken of accrued contingencies and losses even if these were discovered after the closure date.

•	Income and expenses accrued over the period covered by the consolidated financial statements have been shown regardless of the dates on which they were received or paid.

•	The various components of individual entries have been valued separately.

•	Items entered under assets that are intended to be used over a long period have been classified as non-current assets.

•	Appraisal criteria indicated by the art. 2426c.c. have been compiled with and have not changed compared to December 2009.

Use of Estimates – Tinet S.p.A.’s consolidated financial statements are prepared in accordance with the current legislation referred to above, integrated and interpreted according to the accounting principles recommended by the Italian Accountancy Body, Accounting Standards Committee of the Italian National Council of Accountants and Accountancy Professionals. These accounting principles require management to make certain estimates and assumptions that can affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the periods presented. Significant estimates and assumptions made by management include the determination of the fair value of IRUs and customer intangibles. Tinet Group believes that the estimates and assumptions upon which it relies are reasonable based upon information available to it at the time that these estimates and assumptions are made. To the extent there are material differences between these estimates and actual results, Tinet Group’s consolidated financial statements will be affected.

Intangible assets – Intangible assets are recorded at acquisition or production cost, including any directly relating costs, and are depreciated in relation to their expected remaining useful life. Intangible assets have been depreciated in relation to the remaining possibilities for the future economic use of each individual item of goods and expenditure.

Intangible assets such as patents, licences and software are recorded at their acquisition cost and depreciated on a straight-line basis. Formation costs have been recorded in the financial statements at their acquisition costs and are depreciated over a five-year period.

Expenses incurred for the Transaction (costs associated with the cost of consultancies related to the acquisition of the Tinet Group by BS Investimenti and other minority shareholders in May 2009) have been capitalized as intangible assets. These capitalized costs have been depreciated over a five-year period. The goodwill generated by the group’s consolidation on June 30, 2009, originates from the elimination of the net assets of the controlled companies and the value of the shareholdings. This value has been recorded on the balance sheet as goodwill and is being depreciated on a straight-line basis, starting from January 1, 2009 over a ten-year period and agreed by the Collegio Sindacale (board of statutory auditors) as required by Italian Civil Code.

Property, plant and equipment – Property, plant and equipment is recorded at acquisition or internal production cost, including additional expenses, and is systematically depreciated each financial year on the basis of the economic and technical rates determined according to their expected useful lifetime. Depreciation of fixed assets begins from the moment in which the item is available and ready for use.

In accordance with the Article 2427, Paragraph 1, No. 3 bis, c.c., property, plant and equipment were accounted for according to their expected useful lives.

The table below shows the rates applied for depreciation:

Tangible fixed assets
Plant and machinery	20%
Industrial and commercial equipment	20% - 33%
Other depreciable items	7.69% - 20%

Revaluations – No legal revaluations of property, plant and equipment were made during the year.

Investments – Tinet Group’s investments in its subsidiaries have been eliminated upon consolidation.

Receivables – These amounts are shown at their face value and differentiated according to their due date; within or more than twelve months. This value is obtained by direct devaluation of the doubtful receivables, made in an analytical way for all position.

Cash and cash equivalents – Items included in cash and cash equivalents are recorded at face value.

Payables – Amounts payable, classified separately for current and noncurrent, are recorded at face value.

Accrued liabilities and prepaid assets – The determination of accruals and prepaids was performed to define the actual revenues and costs pertaining to the year. Income and expense which in part relates to the following fiscal year is recorded in accordance with the accrual principle.

Staff severance indemnities – The staff severance indemnity, recorded net of any advance payments, is calculated on the basis of the provisions of the Italian Civil Code, current legislation and the collective employment contract. The liability is adjusted to the needs accrued at the financial year-end in favour of the personnel employed on that date.

Income Taxes – Income taxes are calculated on the basis of the tax to be paid pursuant to current tax legislation.

Deferred taxation – Deferred taxation is shown according to OIC principle 25, in relation to income taxes. This principle requires that deferred taxes recorded in the financial statements are calculated both on the basis of the timing differences between the value assigned to an asset or liability, according to the provisions of civil law, and the value assigned for tax purposes, and in relation to declarable tax losses.

The value of deferred tax assets arising from temporary differences or from tax benefits linked to declarable losses are recorded, in observance of the principle of prudence, to the extent that there is a reasonable certainty of their future recovery.

Transactions in foreign currency – Receivables and payables originally expressed in foreign currency, recorded at the exchange rate applied at the time of the transaction, are aligned with the exchange rates applied at the time of closure of the balance sheet.

Assets and liabilities not classified as fixed assets or fixed financial asset credits are recorded at the period-end exchange rate on the closure date of the balance sheet. Profits and losses arising from the conversion of receivables and payables are recorded in the Profit and Loss Account under the line item “Exchange rate gains and losses”.

Any net profit arising from exchange rate adjustments made to entries in foreign currency at the end of the financial period contribute to the period-end result and, when the financial statements are approved and the result allocated to the legal reserve, any amount not absorbed by losses for the period is recorded in a non-distributable reserve until it is subsequently realized.

Costs and revenues – These are recorded in the balance sheet on a financial accruals basis, pursuant to document no. 1 interpreting OIC 12.

Revenues and expenses of a financial nature are accounted for their relating period.

Revenues, costs and charges relating to currency transactions have been determined at the exchange rate on the date on which the relevant transaction was completed.

Comments on shareholders’ equity – The financial statements do not show the comparison with the prior period balances nor results of the previous financial year because Italian GAAP does not require comparative information in financial purposes prepared for special purposes and the requirements of this SEC filing do not require comparative information to be presented. These financials are prepared at an interim period as of September 30, 2010 for the purposes of the 8-K/A SEC filing, and not for statutory Italian purposes. Additionally, prior period information is not comparable as a result of the business acquisition occurring in 2009, and prior to this, the incorporating company was inactive. The figures in this balance sheet are expressed in Euros.

3.	INTANGIBLE FIXED ASSETS

A summary of intangible assets on September 30, 2010 is shown in the table below:

Description	Net Book Value 12/31/2009	Increase	Decrease	Other changes	Extraordinary amortization of goodwill	Depreciation for the year as of 9/30/2010	Net Book Value 9/30/2010
Formation costs	3,938	—	—	—	—	(671)	3,267
Industrial patent rights and the use of intellectual property	4,941	—	—	—	—	(841)	4,100
Concessions, licenses and trademarks	6,345,922	16,576	—	—	—	(800,662)	5,561,836
Goodwill and consolidation difference	5,452,352	—	—	4,296,773	(428,499)	(774,790)	8,545,836
Intangibles assets in progress and advance payments	92,310	298,702	—	—	—	—	391,012
Others	10,098,679	86,066	—	—	12,062	(1,703,202)	8,493,605

Total	21,998,142	401,344	—	4,296,773	(416,437)	(3,280,166)	22,999,656

Formation costs – Formation costs refer to the expenses incurred for notary consultancy fees during the company’s set-up phase. These expenses are depreciated over a five-year period.

Concessions, licences and trademarks – Concessions, licences and trademarks consist mainly of rights to use the transmission capacity (indefeasible right of use, or “IRU”) in order to strengthen the transmission network, with a smaller part for software licences.

Description	Historic Cost	Accumulated Depreciation	Balance on 9/30/2010
IRU	6,267,034	(1,288,163)	4,978,871
Software Licenses	974,537	(866,131)	108,406
Software development	622,989	(169,691)	453,298
Concessions, licenses, trademarks and similar rights	27,407	(6,146)	21,261

Total Concessions, licenses, trademarks	7,891,967	(2,330,131)	5,561,836

Goodwill – Goodwill originates from the elimination of the shares held by the parent company and the net assets at June 30, 2009 of the resulting controlled subsidiaries of the companies included in the scope of consolidation as part of the 2009 acquisition transaction. This amount is depreciated on a straight-line basis, over a ten-year period.

As part of the 2009 acquisition transaction, the acquisition agreement signed in May 2009 by BS and Tiscali stated that if BS sold Tinet Group within the period of two years from the date of closing of the agreement (May 26, 2009), obtaining an amount equal or greater than 50% internal rate of return (“IRR”) of the initial investment, Tiscali would receive 20% of the relating capital gain. Therefore, following the sale of Tinet Group to Neutral Tandem effective October 1, 2010, Goodwill has been adjusted for an amount of 4.2 million Euros as it related to the 2009 acquisition. This amount was amortized from January 2009. The 2009 amortization has been classified as an extraordinary expense.

Other intangible assets – Other intangible assets include the value of the client portfolio acquired by the subsidiaries of Tinet Group: Tinet S.p.A., Tinet GmbH and Tinet UK; various expenses incurred in relation to the acquisition of the division of Tiscali BV and the costs relating to the medium/long-term financing provided by Unicredit Corporate Banking (debt issuance costs). The client portfolio and corresponding expenses are depreciated over a five-year period, the average term of the acquisition contract, and financial costs on the basis of the length of the financing contract. The various expenses incurred by the parent company in relation to the acquisition of the division of the company have been divided between the companies within the group in proportion to the value of the contracts acquired by each of them.

Description	Historic Cost	Accumulated Depreciation	Net Book Value 9/30/2010
Customer relationships	9,758,016	(2,630,654)	7,127,362
Acquisition costs	959,341	(253,771)	705,570
Other intangible assets financing costs	700,186	(134,914)	565,272
Leasehold Improvements	113,177	(17,776)	95,401

Total Other intangible Fixed Assets	11,530,720	(3,037,115)	8,493,605

Intangible Assets in progress and advance payments – Intangible Assets in progress and advance payments include costs incurred in developing software for the integration employees’ expense tool, the creation of electronic contracts with customers, and a support system to the process of customer services activation.

Assets under construction Project	Company	Balance at 9/30/2010
Belatrix Software Factory	Tinet S.p.A.	94,169
Edithouse eLabs AB	Tinet S.p.A.	195,071
PrecisionPoint Software	Tinet S.p.A.	60,004
Internal software development	Tinet S.p.A.	41,768

Total Assets under construction		391,012

4.	PROPERTY, PLANT AND EQUIPMENT

A summary of tangible fixed assets as of September 30, 2010 is shown in the table below:

Description	Net Book Value 12/31/2009	Increase	Decrease	Other changes	Devaluation/recovery value	Depreciation at 9/30/2010	Net Book Value 9/30/2010
Plant and machinery	15,201,690	3,926,020	—	—	—	(2,849,440)	16,278,270
Industrial and commercial equipment	9	—	—	—	—	(9)	—
Other tangible assets	231,791	68,142	—	—	—	(63,585)	236,348
Fixed assets in progress and advance payments	13,990	10,994	—	—	—	—	24,984

Total	15,447,480	4,005,156	—	—	—	(2,913,034)	16,539,602

Plant and machinery – Plant and machinery consists mainly of the plant and machinery making up the entire network infrastructure. This includes all the telecommunications equipment (routers, switches) for routing the IP traffic sent and received by the group’s clients. The majority of this equipment was acquired during the course of 2009 together with the acquisition of the other subsidiaries and division from Tiscali BV and, subsequently, for the purposes of expansion of the network, purchases were made from suppliers such as Advanced Telecom System S.p.A. and Xantaro Deutschland GmbH.

Description	Historic Cost	Accumulated Depreciation	Balance as of 9/30/10
Transmission Machinery	21,561	(21,561)	—
Plant Machinery Network	20,991,631	(4,779,990)	16,211,641
General plant machinery	5,270	(1,306)	3,964
Plant machinery specific server	427,076	(364,411)	62,665

Total Plant and Equipment	21,445,538	(5,167,268)	16,278,270

Other Tangible Assets – Other Tangible assets includes mainly electronic office equipment, call-manager system equipment (a telephone system that transmits calls using VOIP technology) and office furniture and fittings.

Description	Historic Cost	Accumulated Depreciation	Balance at 9/30/2010
Electronic office equipment	407,713	(226,526)	181,187
Furniture	59,690	(7,831)	51,859
Other Asset	4,743	(1,441)	3,302

Total other tangible assets	472,146	(235,798)	236,348

Industrial and commercial equipment – Industrial and commercial equipment are fully amortized at September 30, 2010.

Fixed assets in progress and advance payments

Description	Historic Cost	Accumulated Depreciation	Balance at 9/30/2010
Extraordinary Maintenance – Offices Tinet GmbH	24,984	—	24,984

Total fixed assets in progress and advance payments	24,984	—	24,984

5.	RECEIVABLES

All accounts receivable fall due within twelve months, as required by Article 2427-bis, paragraph 1, No. 6 of the Civil Code. The table below shows accounts receivable from clients.

Description	12/31/2009	9/30/2010
Accounts receivable	10,177,342	9,632,349
Provision for doubtful accounts	(486,890)	(582,864)

Total	9,690,452	9,049,485

Amounts recorded in accounts receivable are shown net of the allowance for doubtful accounts calculated by adjusting the face value to the anticipated recovery value.

The allowance for doubtful accounts has been determined by considering for each customer, according to different payments due. Where the recoverable amount of the claim seems uncollectable, management has decided to entirely write-off the receivable and / or allocate the amount to the provision for doubtful accounts.

Receivables include trade receivables from commercial customers and from the Tiscali Group. Prior to the 2010 transaction, a settlement was reached with the Tiscali Group. This off-set related to occupancy and direct costs invoices owed to Tiscali and amounts due from Tiscali for IP transit sold. The following is a summary of receivables:

Description	12/31/2009	9/30/2010	Variance	%
Commercial Receivable from external customers	4,687,310	5,755,564	1,068,254	23%
Commercial Receivable from Tiscali	2,121,600	572,578	(1,549,022)	(73)%
Invoices to be issued	3,368,432	3,304,207	(64,225)	(2)%

Total	10,177,342	9,632,349	(544,993)	(5)%

The following table shows the breakdown of accounts receivable by geographical area:

Company	Italy	Rest of Europe	Outside Europe	Total 09/30/2010
Tinet S.p.A.	745,797	2,729,956	4,215,948	7,691,701
Tinet Gmbh	375,212	93,353	—	468,565
Tinet UK	1,438,198	12,635	21,250	1,472,083

Total	2,559,207	2,835,944	4,237,198	9,632,349

Amounts entered under accounts receivable are shown net of the credit devaluation provision calculated in order to adjust the face value to the anticipated recovery value.

The provision for doubtful debts has been determined by considering the collection probability for each customer, according to the related aging. Where the recoverable amount of the claim seems uncertain it has been decided to devalue the claim and/or allocate the amount of the provision for doubtful accounts.

The following table shows the variation of doubtful debts:

Description	Balance on 12/31/2009	Accrual	Utilization	Balance on 9/30/2010
Provision for doubtful accounts	486,900	109,043	(13,079)	582,864

Total	486,900	109,043	(13,079)	582,864

It has been accrued at the B10 d)” Credit devaluations including in current assets and liquidity” 281 thousand Euro, of which 109 thousand Euro relating to the previous mentioned customer credits devaluation. The residual part, amounting to 172 thousand Euro, is due to the devaluation of customer receivable towards Maroc Telecom, which is shown subsequently together with the tax credit.

Receivables in foreign currency are valued at the exchange rate that applied on the balance sheet closure date and any difference from the original entry value has been allocated to profits/losses under item C17.1 of the Profit and Loss Account.

Currency	Exchange rate formula	Average annual exchange rate	Period-end exchange rate at 9/30/2010
US Dollar	Amount in currency for 1 Euro	1.3160	1.3648
Sterling (UK)	Amount in currency for 1 Euro	0.8577	0.8600
HK Dollar	Amount in currency for 1 Euro	10.2263	10.5918
Singapore Dollar	Amount in currency for 1 Euro	1.8230	1.7942

Other Receivables

	Balance at 12/31/2009		Balance at 9/30/2010
Description	Due after 12 months	Due within 12 months	Due after 12 months	Due within 12 months	Variance	%
Advance Employee payment	—	160,430	—	13,414	(147,016)	(92)%
Other Receivables	—	—	—	89,923	89,923	100%
Financial Receivable	—	608,410	—	1,228,720	620,310	102%
Deposit	366,762	—	388,834	—	22,072	6%

Total	366,762	768,840	388,834	1,332,057	585,289	52%

This balance sheet item for the amount of 1.3 million Euro mainly includes short term financial receivables from Tiscali International Network BV. This receivable is due to payments made by Tinet Group in advance of service invoices to be received. These advance payments were made in order to maintain the service supply.

Receivables from others falling due in more than one year relate to long-term security deposits on rental properties.

Tax receivables

Description	Balance on 12/31/2009	Balance on 9/30/2010	Variance	%
Other tax receivable	20,924	5,260	(15,664)	(75)%
Tax Credit	345,038	250,501	(94,537)	(27)%
VAT Receivable	484,874	847,113	362,239	75%
INAIL receivable (Insurance assistance)	—	7,936	7,936	100%

Total	850,836	1,110,810	259,974	31%

Tax receivables include tax receivables amounting to 250 thousand Euro paid directly by the customer Maroc Telecom to the Moroccan government for services provided by Tinet Group, in accordance with their understanding of the Moroccan legal requirements.

The withholding tax was applied using a tax rate of 10% for the payment of invoices payable and such amount was paid by the client to the tax authorities in Morocco. Tinet Group is consulting with tax specialists and expects to recover a portion of this amount. An allowance of 50% of the withholding tax credit derived from invoices past due for over a year has been recorded.

Total net VAT credit increased to 847 thousand Euro of with Italian VAT credit is equal to 351 thousand, while 871 thousand Euro corresponds to European VAT credit for which a refund of 4 thousand Euro related to 2009 was obtained in November 2010. The remaining 375 thousand Euro relate to European VAT debt.

Additional details about the advanced tax credits decreasing to 498 thousand Euro will be provided in the income tax section.

6.	CASH AND CASH EQUIVALENTS

Bank deposits amounting to 3.9 million Euro are in accounts in leading banks in the various countries. There were no checks on hand as of the financial statements closing date.

7.	PREPAID EXPENSES

Prepaid expenses, at face value, amount to 973 thousand Euro. These amounts were both accounted for before the date of closure and also partially assigned to subsequent years. These items relate mainly to direct costs for the use of the network necessary for providing the IP Transit service, with a small part relating to maintenance and insurance costs.

Description	Balance as of 12/31/2009	Balance as of 9/30/2010	Variance	%
Prepaid Expenses	12,976	91,492	78,516	605%
Software prepaid expenses	924	—	(924)	(100)%
Prepaid professional fees	1,913	—	(1,913)	(100)%
Network prepaid expenses	666,699	881,649	214,950	32%

Total	682,512	973,141	290,629	43%

8.	NET SHAREHOLDERS’ EQUITY

Share capital

The share capital currently stands at 120 thousand Euro and is comprised as follows:

Description	Share Capital	Number of Ordinary Shares	Nominal Value
Tinet S.p.A.	120,000	120,000	1
Tinet UK Ltd	46,680	46,680	1
Tinet Gmbh	25,000	25,000	1
Tinet Inc	10,000	10,000	1
Tinet Hong Kong Ltd	1	1	1
Tinet Singapore PTE Ltd	10,000	10,000	1

Description	Balance as of 12/31/2009	Profit (losses) allocation and other Adjustments	Profit (losses) for the year	Balance as of 9/30/2010
Share Capital	120,000			120,000
Share premium reserve	19,980,000			19,980,000
Legal Reserve		24,000		24,000
Extraordinary Reserve		845,218		845,218
Translation reserve	(16,332)	15,754		(578)
Profit (Losses) brought forward	(1,774)	(688,821)		(690,595)
Profit (Losses) for the year	133,484	(133,484)	(1,945,371)	(1,945,371)

Total	20,215,377	62,667	(1,945,371)	18,332,674

Legal Reserve – In accordance with article 2430 of the Italian Civil Code, one-fifth of the share capital, has been recorded as a legal reserve in the current year.

Extraordinary Reserve – As a result of a resolution passed at the Tinet S.p.A. Shareholders’ meeting, an amount equal to 845 thousand Euro was recorded as an extraordinary reserve in the current year. The amount was calculated as the 2009 earnings of 869 thousand Euro, less the legal reserve of 24 thousand Euro, discussed above.

Retained earnings (losses) – The loss carried forward, recorded in the statements, compared to the previous period, increased by 689 thousand Euro, as a result of higher net profits in 2009 to allocate to the reserve as mentioned above.

Revaluation reserve – This reserve originates from translating amounts in foreign currency from companies within the scope of the consolidation into the balance sheet currency.

9.	COMPOSITION OF SHAREHOLDERS’ EQUITY

In accordance with Art. 2427, n. 7 bis, c.c. of Italian law, the table below shows the reserve distribution and the availability.

Description	Balance	Destination	Available amount
Share Capital	120,000
Share premium reserve	19,980,000	A,B,C	19,980,000	*
Legal Reserve	24,000	B	—
Extraordinary Reserve	845,218	A,B,C	845,218
Translation reserve	(578)		—
Profit (Losses) brought forward	(690,595)		—

Total	20,278,045		20,825,218

A: for increase capital

B: to cover losses

C: distribution to shareholders

*	Note: With reference to Article 2431 c.c., the entire amount of this reserve can be distributed only if the legal reserve has reached the limit set by art. 2430 c.c.

Relationship between the standalone parent company’s shareholders’ equity and year-end result and the consolidated shareholders’ equity and year-end result

	Net Shareholders’ equity 9/30/2010	Year End Result 9/30/2010
1. Shareholders’ equity and year-end result as shown on the balance sheet of the standalone parent company entity Tinet S.p.A.	19,173,150	(1,794,293)
2. Elimination of adjustments and provisions done purely to apply tax regulations
3. Elimination of weighted value of consolidated shareholdings:
- Difference between weighted and PRO-rata value of shareholdings	(193,450)	(47,071)
- PRO-rata results contributed by subsidiaries	18,954	(39,572)
Tinet Gmbh 30.09.2010 result	(76,804)	107,628
Tinet UK Ltd 30.09.2010 result	(138,629)	(109,229)
Tinet Inc 30.09.2010 result	3,029	(5,899)
Tinet HKK 30.09.2010 result	—	—
Tinet Singapore 30.09.2010 result
- Consolidation Difference
4. Elimination of transactions between consolidated companies:	(166,883)	(166,883)
5. Other consolidation adjustments:	(578)
Translation reserve	(578)
6. Fiscal effects of consolidation adjustments
7. Third-party adjustments with reference to points 4 & 5
8. Adjustments to shareholders’ equity
9. Other adjustments made	(479,565)	62,876
Adjustment for goodwill depreciation	62,876	62,876
Tinet Group first half-year result	84,450
Elimination of Tinet Group net results prior periods	(626,891)
10. Shareholders’ equity and year-end result relating to the group
- Third-party share
11. Shareholders’ equity and year-end result as shown in the consolidated financial statements of the group	18,332,674	(1,945,371)

10.	PROVISIONS FOR RISKS AND CHARGES

The provision for risks and charges as of September 30, 2010 is 230 thousand Euro which includes an accrual of 177 thousand Euro related to the potential risk due to permanent establishment for the risk of telecommunications equipment in various countries where the Company operated in 2009, where there are no subsidiaries of Tinet Group located. As a result, the Company recorded an accrual for 177 thousand as a result of such potential liability. This estimate refers to the period from June 2009 to December 2009 as the business prior to that period occurred as part of the activities of the Dutch company Tiscali International Network BV, which is not part of Tinet Group. As a result, this line item also includes a reserve for deferred taxes generated by the recovery of an unrealized gain on foreign exchange of 53 thousand Euro.

11.	STAFF SEVERANCE INDEMNITIES

The accrual of 280 thousand Euro for staff severance indemnities was recorded on the basis of legal provisions and the terms of employment contracts in effect for the Italian companies only, as the other subsidiaries do not have such severance programs. The balance is shown net of any usage and other movements. “Uses” in the table below refers to any money paid to employees who ceased their employment in 2009, while the “other indemnity fund” relates to the portions of severance pay accrued over the year and paid into complementary welfare funds, such as Previndai, Fondo Telemaco, Caam, Banca Intesa, Ras (approved schemes) and Sai (unapproved scheme).

Previndai is a compulsory complementary fund into which Tinet Group is legally required to make payments from the severance pay fund on behalf of managers. The other complementary funds are optional and payments are only made into them on the explicit request of the managers.

Staff Severance Indemnities

Description	Balance at 12/31/2009	Additional Provision	Uses	Other Indemnity Fund	Advance payment	Balance at 9/30/2010
TFR	292,209	108,603	(9,282)	(9,211)	(102,660)	279,659

Total	292,209	108,603	(9,282)	(9,211)	(102,660)	279,659

12.	PAYABLES

Payables totalling 37.3 million Euro are made up of approximately 11.2 million Euro of accounts payable to suppliers for purchases of services received and include amounts provisioned for invoices to be received. See further explanation of payables to suppliers below in note 14.

Amounts expressed in foreign currency have been valued at the exchange rate that applied on the financial statements closure date and any difference from the original value is allocated to profits and losses under item C of the Profit and Loss Account.

13.	BANK DEBTS

Description	Balance on 12/31/2009	Balance on 9/30/2010	Variance
Unicredit Corporate Banking S.p.A.	12,100,000	12,100,000	—
Cash overdrafts	2,060,000	1,118,962	(941,038)
Derivative instruments		216,000	216,000

Total	14,160,000	13,434,962	(725,038)

On May 26, 2009 Tinet S.p.A. (originally Talia S.r.l.) signed a financing agreement with Unicredit Corporate Banking S.p.A. for 16.5 million Euro, for the purpose of paying for the shares acquired in the acquisition.

The financing with Unicredit Corporate Banking consists of the following two lines of credit:

•

amortizing credit line “A”, for a total of 15.0 million Euro to be repaid by June 30, 2016 in six-monthly installments, with the residual debt shown in the balance sheet as a long-term debt. The interest rate on this loan is six-month EURIBOR + 250 points per year.

•

revolving credit line “B”, for a total of 1.5 million Euro. Amount is available to cover the cash needs of the company, available until December 31, 2014. To date, none of this amount has been borrowed therefore none of this amount is recorded in the balance sheet. The interest rate on this loan is six-month EURIBOR + 250 points per year.

The debt shown in the Balance Sheet at September 30, 2010 amounts to 13.4 million Euro after the payment of the first principal instalment. This debt includes the financial charges paid to close the derivative contract with Unicredit Corporate Banking S.p.A. amounting to 216 thousand Euro. As a result of the purchase agreement with purchasing company Neutral Tandem, on October 1, 2010, the Unicredit loan has been repaid and all relating guarantees have been cancelled.

14.	DEBTS DUE TO OTHER LENDERS

Other Debt	Balance at 12/31/2009	Balance at 9/30/2010	Variance
Vendor Loan	6,308,000	6,308,000	—
Other Lenders	1,342,188	—	(1,342,188)
Total	7,650,188	6,308,000	1,342,188

The vendor loan is from Tiscali S.p.A. and Tiscali International Network BV for the acquisition of the company division. The loan is payable in a single instalment no later than December 31, 2016 and is subordinated and deferred in relation to the Unicredit Corporate Banking S.p.A. lines of credit referred to above. This debt bears interest at six-month EURIBOR plus 250 points per year. The interest accrued at September 30, 2010 amounted to 335 thousand Euro.

Both the Unicredit loan and the Tiscali vendor loan have been paid in full by Tinet Group, through a loan provided by Neutral Tandem, on October 1, 2010, in connection with the acquisition by Neutral Tandem. This transaction replaced the vendor loan and Unicredit loan with a new intercompany loan with Neutral Tandem effective October 1, 2010. The intercompany loan, amounting to 22.8 million Euro will mature on October 1, 2015 and bears interest at the prime rate published by the Wall Street Journal on June 1 and December 1 of each year.

Payables due to suppliers – The item is an increase in trade payables and provisions for invoices to be received from suppliers amounting to 871 thousand Euro. The item also includes liabilities arising due to the delayed payment of the contract awarded as a result of trade agreements with the suppliers Telindus S.p.A. and Advanced Telecom Systems S.p.A. for the payment the network machinery.

Payables to Suppliers	Balance at 12/31/2009	Balance at 9/30/2010	Variance
Amounts falling due in more than one year
Commercial Debts	7,639,352	8,299,507	660,155
Invoice to be received	2,689,776	2,948,022	258,246

	10,329,128	11,247,529	918,401
Amounts falling due within one year
Invoice to be received	48,333	—	(48,333)

Total	10,377,461	11,247,529	870,068

The following table shows the breakdown of debts by geographical area:

Company	Italy	Rest of Europe	Outside Europe	Total 09/30/2010
Tinet S.p.A.	6,690,126	2,686,135	1,703,751	11,080,012
Tinet Gmbh	33,386	19,098	5,495	57,979
Tinet UK Ltd	24,972	20,516	8	45,496
Tinet Inc	17,400	—	37,066	54,466
Tinet Hong Kong Ltd	—	9,576	—	9,576

Total	6,765,884	2,735,325	1,746,320	11,247,529

15.	TAXES PAYABLE

Taxes payable amounting to 670 thousand Euro consist mainly of income taxes, amounts owed to the tax authority for amounts withheld on account from employee salaries, payment of which is mandatory in the following month, and VAT debts for Tinet GmbH and Tinet UK Ltd.

Description	Balance at 12/31/2009	Balance at 9/30/2010	Variance
Income taxes payable	1,322,212	483,047	(839,165)
Payable for withholding taxes on employees income	145,124	187,222	42,098
Total	1,467,336	670,269	(797,067)

16.	PAYABLES TO SOCIAL SECURITY INSTITUTIONS

Description	Balance at 12/31/2010	Balance at 9/30/2010	Variance
Payables to social security institutions	213,491	174,272	(39,219)
Total	213,491	174,272	(39,219)

Payables to social security institutions refers to amounts due to social security and welfare bodies linked to human resource management which are required to be paid in the following month and relate to amounts owed by the parent company.

17.	OTHER PAYABLES

Other payables are amounts owed to personnel for vacation earned but not yet taken, provisions for bonuses and commissions only to be paid out upon achievement of targets set for each staff member and accrued payroll amounts owed to Tinet Group employees, as well as the 14th month salary accrual.

There was an increase of 4.3 million Euro in “amounts owed to others” as compared to the previous year due to the recognition of an amount payable to the Tiscali Group related to the “earn-out” agreed as part of the May 26, 2009 acquisition transaction. As defined in the 2009 transaction agreement, in the case of the sale of Tinet S.p.A. to a third party within 24 months after the 2009 acquisition transaction and the achievement of a defined rate of return on such sale, Tinet Group would be liable to pay a calculated amount to the Tiscali Group. The acquisition by Neutral Tandem of Tinet Group triggered this earn-out clause causing an amount of 4.3 million euro to be due to the Tiscali Group, accounted for in the balance sheet as of September 30, 2010. Such amount was paid to the Tiscali Group on October 1, 2010.

Description	Balance at 12/31/2010	Balance at 9/30/2010	Variance
Amounts owed to third parties	54,227	4,297,967	4,243,740
Foreign currency debt	36,524	(33,135)	(69,659)
Amounts due to personnel	1,010,992	1,084,469	73,477
Amounts due to directors	65,026	82,993	17,967

	1,166,769	5,432,294	4,265,525

18.	DEFERRED REVENUE

This item refers to IP Transit installation revenue, invoiced as of September 30, 2010 but not yet recognized as it is pertaining to following periods.

Description	Balance on 9/30/2010
Deferred income on network income	729,851

Total	729,851

19.	MEMORANDUM ACCOUNTS

This item includes a 21.1 million Euro pledge on network equipment as a guarantee for the Unicredit loan.

The said pledge has been extinguished due to the anticipated loan paid back.

Tinet Group has not provided any guarantees to third parties. Additionally 4 million Euro is included in the item “other memorandum accounts” for operation and maintenances expected by IRU providers contractual commitment. There are no other memorandum accounts or agreements not included in the balance sheet.

20.	COMMENTS ON PROFIT AND LOSS ACCOUNTS

Production value (Revenues)

Income from sales and services is broken down as follows:

Description	9/30/2010
Network Monitoring Service	126,000
IP transit service	28,409,946
Installation	767,191
Collocation	315,908
VLL External	2,546,035
Other income and revenue	217,716
Ethernet Extension	508,522

Total	32,891,318

Tinet Group is one of the leading global operators in the Internet traffic-related services sector, operating in the wholesale sales market for international internet connectivity services offering services exclusively to other network operators and not direct to multinational companies or consumers. The relatively minor income for external network monitoring services relates exclusively to one client, Tiscali Italia S.p.A.

The following table shows the revenues from sales and services by geographical area:

Description	Rest of Europe	Outside Europe	Italy	Total
Additional service - Installation	173,262	425,630	8,021	606,913
Ethernet Extension - Point to point Installation	74,932	240,501	8,500	323,933
Ethernet Extension - VPLS	—	(1,113)	1,300	187
Ethernet Extension - VPLS Site	—	177,796	—	177,796
General Services	220,500		30,000	250,500
Global IP Transit	14,251,529	10,058,112	2,639,595	26,949,236
Global IP Transit - Installation	458,340	177,197	19,591	655,128
Housing - Installation	223,034	129,574	—	352,608
Monitoring	—	—	126,000	126,000
Paid peering	70,924	438,561	102,192	611,677
Virtual Leased Line - Installation	985,460	1,562,467	280,413	2,828,340
VPN	9,000	—	—	9,000
Total	16,466,981	13,208,725	3,215,612	32,891,318

Other income includes tax contributions made under the provisions of Article 7 of Italian Law 388 of 2000, taking into account any subsequent amendments.

Other revenues are related to costs incurred by Tinet GmbH on the leasehold improvement activities on the building of which they are the tenant. Such costs were expensed as incurred and subsequently reimbursed to the Company directly by the building owner and classified as other revenues as shown below.

Description	9/30/2010
Revenue contributions Law 388/2000	60
Other General Revenues	57,671
Active Rebates	(15)

Total	57,716

Production costs

Production costs break down as follows:

Production Costs	9/30/2010
Raw materials, ancillary, production costs and consumables	33,492
Services	20,907,869
Rent and lease costs	483,463
Personnel costs	5,025,390
Depreciation and amortization	6,193,200
Other allowances for current assets	281,319
Other risk provisions	176,783
Other operating costs	117,677

Total	33,219,193

Costs for raw materials, ancillary production costs and consumables amounting to 33.5 thousand Euro, relate exclusively to stationery, the purchase of small items of equipment and sundry accessory expenses.

Costs for services are broken down as follows:

Breakdown of costs for services	9/30/2010
Network services	14,151,558
Commercial services	2,224,581
Maintenance services	1,928,432
Representation, advertising and marketing expenses	275,106
Other Services	291,812
Travel Expenses	477,549
Other fees	602,826
Other professional fees	956,005

Total	20,907,869

Costs for network services relate to the additional costs for rental of transmission capacity and housing services in which the Tinet PoP facilities are located (data center housing Tinet routers in approximately 20 countries in which our clients are connected to their network for the provision of international internet connectivity services), maintenance of network assets and technical consultancy for use of the network infrastructure. Service costs also include the cost of sales agents who find clients in various parts of the world, costs associated with marketing and representation, directors, auditors and accountants and various professional consultants in the taxation, legal and medical fields (Law 626/94).

The table below shows the breakdown of compensation paid to directors, accountants and auditors.

Description	9/30/2010
Directors	503,546
Auditors (including both statutory and external)	36,062
Accountants	53,907

Total	593,515

The table below shows in detail the number of directors and auditors.

Description	Number
Statutory auditors	3
Substitute statutory auditors	2
Directors	5

Rent and lease costs

Rent and lease costs, amounting to 484 thousand Euro, relate to the cost of property rentals in Cagliari, Milan and Frankfurt, Germany where the Tinet Group’s head offices are located, and to a lesser extent, to car rental for company cars given as benefits to managers and some sales personnel.

Car rental costs amounts to 42 thousand Euro included in the total above.

Personnel costs

Personnel costs	9/30/2010
Wages and salaries	3,875,373
Social contributions	893,742
Staff severance indemnities	107,300
Other costs	148,975

Total	5,025,390

Wages and salaries include the costs relating to wages and salaries paid over the year, provisions for holidays earned but not taken, provisions for the fourteenth monthly payment (for Tinet S.p.A., parent company, employees only) and for productivity bonuses due to be paid the following year, in addition to all the amounts accrued as required by legislation and the collective bargaining contracts imposed on the various companies by workers’ organisations.

Personnel costs relate to an average workforce over the period (January 1, 2010 through September 30, 2010) of 81 employees and are detailed below together with information relating to the external sales team members1.

Average number of personnel in workforces during year to date 2010	Number of employees/agents
Sales	38
Marketing and Sales support	10

Total Sales and Marketing	48
Network Engineering	7
Net services contracting and installation	12
IT	10
Network Operations Center (NOC)	15

Total Technical Staff	44
Finance and Accounts Dept.	14
Management	4

Total	110

*	Figures include agents, other external freelances and the Managing Director

Sales & Marketing/Pre-sales staff make up 43% of the total, technical staff make up 40% and the remaining 13% and 4% relate to Administration and Control services and Management, respectively.

[1]	The cost of external staff is included in external operating costs.

The Sales department includes 38 people, 35 of whom are agents resident in the main areas in which Tinet Group operates.

Description	12/31/2009	9/30/2010
Agents	25	29
Tinet Hong Kong Ltd. Employees	1	1
Tinet GmbH employees	3	2
Tinet S.p.A. employees	4	4
Tinet UK employees	2	2

Total	35	38

Sales support staff are located in the UK, the US, Hong Kong and Italy. Marketing and communications are managed from Italy and the UK.

The technical department is divided between Germany and Italy with offices in Frankfurt (engineering, central buying office and client installation) and in Cagliari (NOC, IT).

The Finance and Accounts department, which handles the following activities, is also in Cagliari2:

•	Accounting and management control

•	Financial planning

•	Invoicing and debt recovery

•	Legal assistance and HR management

These tasks are performed on behalf of the whole group and thus administration is centralized in Italy, handling all accounts and financing for all subsidiaries with the support of local consultants assisting Tinet in matters of legislation, employment rights, tax, accounts and auditing.

The workforce distribution among the subsidiaries in Tinet Group is shown in the table below. The 30 external freelancers belonging to the sales and technical department (1 person) work for Tinet S.p.A.

Company	Staff as of 9/30/2010 (average for the period)
External agents/freelancers	30
TINET Hong Kong Ltd. (HKG)	2
TINET GmbH (DE)	22
Tinet S.p.A. (IT)	52
Tinet Ltd. (UK)	4
Tinet Inc. (USA)	—

Total	110

21.	DEPRECIATION, AMORTIZATION AND WRITE-DOWNS

Amortization of intangible fixed assets

Amortization of intangible fixed assets	9/30/2010
Formation costs	671
Industrial patent rights and use of intellectual property rights	841
Concessions, licenses, trademarks and similar rights	800,662
Goodwill	774,790
Other intangible assets	1,703,202

Total	3,280,166

[2]	One member of the HR department is based in Frankfurt.

Formation costs, refers to the expenses incurred for notary fees while the company was in the incorporation phase. These expenses are amortized over a period of five years.

Concessions, licences and trademarks include the amortization value of the IRU concessions and software licences and internally produced software. The IRU concessions are depreciated on the basis of the length of the contract, which can vary from a minimum five years to a maximum of 15 years, and the software licences for five years.

The goodwill generated by the elimination of the shares held by the parent company and the net assets of the controlled companies, at June 30, 2009, has been recorded in the accounts following the approval of the board of auditors and is depreciated over a period of ten years. This period corresponds to its useful life and can be justified by the company’s projected revenues and by the action already taken to secure Tinet Group’s leading position in the sector in which it operates.

Finally, the other intangible assets, which originated from the capitalization of the customer lists acquired with the division of Tiscali International Network BV by Tinet S.p.A. and by the controlled subsidiaries Tinet UK and Tinet GmbH and capitalization of the debt financial costs, are depreciated respectively over periods of five and seven years, the latter on the basis of the length of the financing contract.

Depreciation of property, plant and equipment

Depreciation of property, plant and equipment, amounting to 2.9 million Euro, relates almost entirely to depreciation of the plant making up the network infrastructure whose useful life has been assessed as five years. Depreciation of other fixed assets, amounting to 40 thousand Euro, includes depreciation of electronic office equipment, also depreciated over a period of five years.

Description	9/30/2010
Plant and machinery	2,849,449
Other tangible assets	63,585

Total	2,913,034

Write-downs of current assets

This includes certain provisions to adjust face value to expected realizable value.

Description	9/30/2010
Write-down of accounts receivable and other current assets	281,319

Total	281,319

Other operating costs

These costs, amounting to 52 thousand Euro, consist mainly of the cost of various insurance policies, certification of company books, various taxes and other expenses of a similar nature.

Financial income (expense)

Other financial income

This item, amounting to 2.7 thousand Euro consists mainly of interest on delayed payments due.

Interest and other financial costs

Interest payable is calculated on the financing of 16.5 million Euro provided to the parent company by Unicredit Corporate Banking and on the vendor loan. The rate of interest for both sources of financing is calculated on the basis of six-month Euribor (over 365 days), plus 250 basis points according to the year. Interest payable includes 216 thousand euro related to an interest rate swap (“IRS”) contract with Unicredit Corporate Banking which was cancelled during the year.

Other financial costs relate to interest payable for delayed payment and to a minor extent to other financial expenses.

Financial costs	9/30/2010
Interest payable to banks	626,884
Interest payable on vendor loan	165,612
Interest payable to other	47,120
Other financial costs	10,621

Total	850,237

The table below shows the origin of foreign exchange rate differences.

Total losses on exchange, amounting to 32 thousand Euro, were calculated as the difference between profits and losses actually generated over the course of the entire year, profits and losses originating from the conversion of receivables and payables in foreign currency.

Financial Costs	9/30/2010
Realized income on exchange	(838,388)
Unrealized income on exchange	(219,462)
Realized loss on exchange	899,380
Unrealized loss on exchange	51,310
Exchange differences on consolidation	75,600

Total	31,560

Extraordinary income (expense)

Extraordinary income, represented by the existence of a positive 220 thousand Euro include amounts accrued for costs calculated in previous years for probable events that did not materialise in subsequent years.

Extraordinary expenses, amounting to 891 thousand Euro, include individual costs, relating to previous years, in detail include amortization of goodwill related to the amount recorded in 2010, in accordance with Italian accounting principles, for the earn-out amounting to 428 thousand Euro.

Income taxes for the year

The Group closed the year with a pre-tax loss of 1.8 million Euro.

Current income tax expense amounting to 317 thousand Euro is broken down as follows:

Tinet S.p.A.: 223 thousand Euro consisting of 86 thousand Euro for IRES (corporate tax) and 137 thousand Euro for IRAP (regional business tax)

Tinet UK Ltd.: 93 thousand Euro

Tinet Hong Kong Ltd.: one thousand Euro

Tinet Inc: one thousand Euro.

The consolidated companies must deal with the above taxes in their respective countries in order to comply with local tax regulations.

The table below shows deferred taxes for the year:

	Temporary Difference			Taxable
Description	12/31/2009	9/30/2010	Difference	12/31/2009	9/30/2010	Difference
Rate				27.50%	27.50%
Remuneration of directors not deductible in the year 2010	50,000	62,502	12,502	13,750	17,188	3,438
Accrual directors benefits	—	10,335	10,335	—	2,842	2,842
Bad debt loss	94,655	128,207	33,552	26,030	35,257	9,227
Auditor remuneration 2009	12,600	—	(12,600)	3,465	—	(3,465)
Remuneration of directors paid in 2010	4,822	—	(4,822)	1,326	—	(1,326)
Maroc Telecom credit devaluation	—	172,269	172,269	—	47,374	47,374
Non-deductible credit devaluation	77,724	139,171	61,447	21,374	38,272	16,898
Depreciation of tangible fixed assets	978,342	1,122,498	126,509	269,044	308,687	34,790
Accrual Tax Provision	—	176,783	176,783	—	48,615	48,615

Total	1,218,413	1,811,762	593,619	334,989	498,235	163,246
Ires Deferred
Exchange rate losses	83,516	194,484	110,697	22,967	53,483	30,516

Total	83,516	194,484	110,697	22,967	53,483	30,516

The table below shows the taxable reconciliation for IRAP and IRES:

IRAP
Reconciliation settlement Taxable income	Amount
A-B Profit and Loss account	(336,224)
B) Personnel costs	3,110,601
Credit Devaluation	281,309
Amortization of Goodwill	837,668
Other non deductible costs	573,413
Deductions for contribution	(848,087)
Other Deductible costs IRAP in the personnel costs	(101,256)
Temporary tax variations from former financial years
Upward	—
Downward	(1,101)
Taxable income current taxes	3,516,323
Current Taxes	137,509
Temporary tax variations from former financial years
Upward	—
Downward	—
Adjustments	—
Taxable income related to year 2010	3,516,323
Taxes related to year 2010	137,137

IRES
Tax Reconciliation			Amount
Earnings Before Tax			(1,700,492)
Theoretical tax (Rate 27,5%)			467,635
Upward adjustment
Permanent tax changes			2,379,102
Amortization of Goodwill		837,668
Contingent liabilities not deductible		652,610
Telephone		15,801
Auto		4,293
Other adjustment		206,298
Temporary tax variations from former financial years
Exchange loss (from former financial year)		—
Temporary Tax variations
Credit devaluation over tax limits		233,718
Administrator emoluments		72,836
Depreciation		144,155
Exchange Loss in the year 2010		211,723
			(371,181)
Downward Adjustment
Permanent tax variations		(14,623)
Deduction 10% IRAP	13,522
Entertainment expenses on which are not enrolled advance taxes	1,101
Temporary Tax variation from former financial years		(67,422)
Administrators Bonus Fund paid on march 2010	50,000
Payoff Auditors Balance 2009	12,600
Payoff Board of directors 2009 paid on January 2010	4,822
Temporary tax variations		(289,136)
Foreign exchange Profit	(289,136)
Taxable income current taxes			307,429
Current Taxes			84,543
Temporary Tax Variations
Credit devaluation over tax limits			233,718
Administrator emoluments			72,836
Depreciation			144,155
Exchange Loss in the year 2010			211,723
Foreign exchange Profit			(289,136)
Tax Provision			176,783
Temporary Tax Variations from former financial years
upward
downward			(85,069)
Taxable income related to year 2010			157,581
Taxes related to year 2010			(43,335)

The table below shows the effect of income taxes on the year-end result.

Income taxes	9/30/2010
Loss before income taxes	(1,756,929)
Current income tax	(317,024)
Deferred tax assets expense	(30,516)
Deferred tax liabilities expense	159,098

Net loss	(1,945,371)

The group closed the year with a net loss of 1.9 million Euro, due to the delay in launching the new service Ethernet Extensions, characterized by a cycle of greater-than-expected sales, higher costs for personnel, consulting and financial charges (cancellation of IRS) relating to the acquisition process by Neutral Tandem and higher amortization due to the earn-out due to Tiscali previously discussed.

Intercompany Transactions

Receivables, payables, income and costs relating to controlling associated and subsidiary companies of a both commercial and financial nature are transacted according to normal market conditions.

Derivative contracts

On September 30, 2010, in relation to the loan contract for 15.0 million Euro obtained to finance the Transaction, the company signed an interest rate swap contract with Unicredit Corporate Banking with notional amounts of 10.5 million Euro and 3.6 million Euro, both expiring on June 30, 2016. This financing limits the possibility of the rise in interest rates on the loan to 3.91%. These derivatives were recorded as liabilities as of September 30, 2010 as the contract was closed as of such date with a total loss of 216 thousand Euro.

22.	SUMMARY OF DIFFERENCES BETWEEN ITALIAN ACCOUNTING PRINCIPLES AND GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in Italy (Italian GAAP) as more fully described in Note 2. Italian GAAP differs in certain significant respects from generally accepted accounting principles in the United States of America (“U.S. GAAP”).

There were no material differences in the classifications of cash flows between U.S. GAAP and Italian GAAP, therefore the statement of cash flows under U.S. GAAP was not presented herein.

No Statement of Comprehensive Income is required under Italian GAAP. Therefore, see below for the U.S. GAAP Consolidated Statement of Comprehensive Income:

Consolidated Statement of Comprehensive Income	September 30, 2010
Net Loss as determined under Italian GAAP	€(1,945,371)
Other comprehensive income (loss), net of tax:
Foreign exchange translation, net of taxes of € 4	15,754

Comprehensive income	€(1,929,617)

Under Italian GAAP, the Company records extraordinary expenses and revenues in the Statement of Operations under E) Extraordinary Income (Expenses). Under U.S. GAAP, these transactions are typically recorded to revenue, direct costs and operating expenses. The net effect of these entries on net income is zero.

The effects of the application of U.S. GAAP on consolidated net loss and shareholders’ equity under Italian GAAP for the period ended September 30, 2010 are set out in the table below, with an explanation of the adjustments. The adjustments to shareholders’ equity show in parenthesis, the balance sheet line item that the adjustment would impact.

	Reference	September 30, 2010
Net loss as determined under Italian GAAP		€(1,945,371)
U.S. GAAP adjustments:
Goodwill	A	1,204,170
IRU contracts and maintenance agreements	A	486,062
Customer relationships	A	524,692
Contingent consideration	A	(3,662,838)
Formation costs	A	671
Acquisition costs	A	186,163
Derivative liability	B	77,745
Share based compensation	C	(783,458)

U.S. GAAP adjustments:		(1,966,793)
Tax effect on reconciling items		(363,126)

		(2,329,919)
Net loss in accordance with US GAAP		€(4,275,290)

	Reference	September 30, 2010
Shareholders’ equity as determined under Italian GAAP		€18,332,674
U.S. GAAP adjustments:
Goodwill	A	(1,904,300)
IRU contracts and maintenance agreements (Concessions, licenses, trademarks and similar rights)	A	(6,807,221)
Customer relationships (Other non-current intangible assets)	A	9,889,638
Contingent consideration (Other payables)	A	—
Formation costs	A	(3,267)
Acquisition costs (Other non-current intangible assets)	A	(691,197)
Derivative liability (Bank debts)	B	—
Share based compensation	C	—

U.S. GAAP adjustments:		483,653
Tax effect on reconciling items		(927,157)

		(443,504)
Shareholders’ equity in accordance with US GAAP		€17,889,170

(A)	Business combinations

As more fully discussed in Note 1, Tinet Group was formed on May 26, 2009. Such business combination was analyzed in order to identify all differences necessary to be adjusted to appropriately apply acquisition accounting under U.S. GAAP as of such acquisition date (Transaction). Under Italian GAAP, business combinations are accounted for by allocating the purchase price to assets and liabilities of the acquired business at their estimated current value. The residual value, if positive, is capitalized as an intangible asset, “Goodwill,” and is amortized on a straight-line basis over an estimated period of recoverability, which can be a period from 5 to twenty years, depending on management’s judgments about the useful economic life. In Tinet’s case, a useful life of 10 years was assigned to goodwill. Goodwill is amortized over its useful life for Italian GAAP. Additionally, when goodwill is created by a business combination during the year, a Company can record the full year of amortization in such year. Therefore, as goodwill was created in 2009, a fully year of amortization of goodwill was recorded in 2009. Also, the net book value of goodwill is required to be periodically reviewed to assess its recoverability. Italian GAAP allows for the recognition of identifiable assets when specifically identified and included in the acquisition price. As part of the Transaction, Tinet Group recognized an intangible asset related to the value of the customer relationships acquired as well as an asset for acquisition-related expenses incurred and expenses related to the set-up phase of Tinet Group. These intangible assets are being amortized over a five- year period.

Under U.S. GAAP, business combinations require the entity that acquires the business and obtains control to measure 100% of net assets acquired, including goodwill, at their fair values. U.S. GAAP also requires certain contingent assets and liabilities acquired to be recognized at their fair values on the acquisition date and for certain arrangements, changes in fair value will be recognized in earnings until settled. Transactions and restructuring costs must also be expensed under U.S. GAAP.

Goodwill recognized in a business combination is not amortized, but is tested at least annually, and more often if events or changes in circumstances indicate that the goodwill might be impaired. Goodwill impairment testing performed by the Company during 2010 under U.S. GAAP noted no impairment. Intangible assets subject to amortization are amortized over their expected useful life and are tested for impairment.

Goodwill:

The following table represents a summary of U.S. GAAP adjustments with an impact on goodwill as of and for the periods ended September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments to goodwill:
Beginning balance adjustments	€1,188,303	—
Balance sheet reclassification;
Italian GAAP adjustment to Goodwill (3)	(4,296,773)
Fair value adjustment of IRU contracts (1)	—	7,548,707
Fair value adjustment of customer relationships (2)	—	(8,941,984)
Fair value of contingent consideration (3)	—	633,935
Reversal of formation costs (4)	—	4,475
Reversal of acquisition costs (5)	—	997,000
Tax effect of the above purchase price allocation (6)	—	340,353

Adjustments for the year	(3,108,470)	582,486
Reversal of goodwill amortization (7)	1,204,170	605,817
Adjustments to net income	1,204,170	605,817

Total U.S. GAAP adjustments	€(1,904,300)	1,188,303

(1)	The value of the IRU contracts and associated maintenance agreements has been recorded based on their estimated fair value at the date of acquisition under U.S. GAAP. See “IRU contracts” table below for further discussion.
(2)	The value of the customer relationships has been recorded based on their estimated fair value at the date of acquisition under U.S. GAAP. See “Customer relationships” table below for further discussion.
(3)	The value of the contingent consideration has been recorded based on the estimated fair value at the date of acquisition under U.S. GAAP. See “Contingent consideration” table below for further discussion.
(4)	Under U.S. GAAP, formation costs are to be expensed as incurred. See further detail below.
(5)	Under U.S. GAAP, acquisition costs are to be expensed as incurred. See further detail below.
(6)	Under Italian GAAP, the tax-deductible value of the IRU contracts, customer relationships, formation costs and acquisition costs represent temporary differences for which deferred tax assets or liabilities are recognized. As the book value of these amounts has changed under U.S. GAAP, an increase in deferred tax assets has been recognized.
(7)	Under Italian GAAP, goodwill is amortized. Goodwill amortization is reversed for U.S. GAAP purposes.

IRU contracts:

The Company has indefeasible rights of use (“IRUs”) which represent contractual agreements between the operators of a communications cable or between the operator of a communications cable and a customer the needs this capacity to provide telecom services. It is defined as the exclusive, unrestricted, and indefeasible right to use the relevant capacity (including equipment, fibers or capacity) for any legal purpose. With the right to use the IRUs comes an obligation to pay a proportion of the operating cost and contractually defined amounts relating to the cost of maintaining the cable including any costs incurred repairing the cable after mishaps.

Under Italian GAAP, the value of the IRUs was determined as of the Transaction date based on the assessed market value of the leased lines over the remaining contract for each IRU acquired. There is no requirement under Italian GAAP to record the value of off-market elements for unfavorable contracts in a business combinations. The intangible assets related to IRUs (shown as part of “Concessions, licenses, trademarks and similar rights” in consolidated balance sheets) are being amortized over an average of 10 years under Italian GAAP.

For U.S. GAAP, the first step of the process was to determine what type of contracts the IRUs were as the right of use costs were prepaid and the maintenance costs were not. The Company determined that as the right of use does not relate to specific assets and the contracts specify that any asset can be used by the supplier to provide the right of use services, the IRUs are not leases, and are instead executory contracts.

The acquisition method of accounting under U.S. GAAP requires that assets and liabilities be recorded at fair value. In order to determine whether an asset (or a liability) exists with respect to the off-market component of the IRUs in relation to the Transaction, a discounted cash flow method was used. For executory contracts, the methodology of determining the fair value of the contracts is to approximate the fair value with a monthly quote in the market as of the same date of testing (in this case May 26, 2009) which costs inherently include both right of use of the asset and maintenance costs. Specifically, the Company calculated the present value of the lease costs and maintenance costs using monthly quoted prices for similar IRUs for the remaining contract term for each of the IRUs and compared it with the actual prepaid recorded right of use costs and actual contractually obligated maintenance costs (not prepaid) to determine the adjustment necessary for any off-market elements. The Company had a fair value appraisal performed on the IRU contracts using such amounts noted above which resulted in a net fair value liability balance of 1.3 million Euro. Such amount was a liability because the present value of the contractual future maintenance costs exceeds the present value of the current market value of the prepaid IRU contracts over the remaining lease term. The Company had recorded an asset of 6.2 million Euro related to the IRU contracts during the Transaction for Italian GAAP. As a result, the fair value adjustment necessary for U.S. GAAP is a net decrease in the value of 7.5 million Euro.

Also, under U.S. GAAP, the Company amortizes the fair value determined (1.3 million Euro) over the remaining useful life of the IRUs, which is an average of 10 years, and the net income impact of the actual maintenance payments is reversed as the present value of the future maintenance payments is capitalized as part of the initial U.S. GAAP adjustment as of the Transaction date when the fair value was determined and amounts are subsequently amortized. In addition, amortization expense related to the IRU intangible asset value determined under Italian GAAP is reversed and instead a lease cost is recorded over the remaining contract period.

The following table represents a summary of U.S. GAAP adjustments to the IRU contracts as a result of the business combination discussed above.

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments:
Beginning balance adjustments	€(7,293,283)	—
Fair value adjustment of IRU contracts	—	(7,622,194)

Adjustments for the year	(7,293,283)	(7,622,194)
Reversal of historical amortization under Italian GAAP	677,051	611,111
Reversal of contractual maintenance payments	932,270	745,816
Cost of capacity amortization for U.S. GAAP	(1,123,259)	(1,028,016)

Adjustments to net income	486,062	328,911

Total U.S. GAAP adjustments to Shareholders’ equity	€(6,807,221)	(7,293,283)

Customer relationships:

Under Italian GAAP, the Company capitalized 9.8 million Euro of customer relationships intangibles as of the Transaction date. Due to valuation methodology differences between Italian GAAP and U.S. GAAP, the resulting fair value was different for U.S. GAAP as of the date of the Transaction. The fair value of the customer intangibles was determined to be 18.7 million Euro for U.S. GAAP as of such date. The fair value adjustment therefore resulted in an increase in the related customer relationships intangible asset of 8.9 million Euro. The useful life under U.S. GAAP was determined to be 15 years based on the attrition rate tied to the cash flows associated with the customer relationships. Under Italian GAAP, the useful life assigned was 5 years which was determined in accordance with Italian civil code for other intangible assets.

The following table represents a summary of U.S. GAAP adjustments to customer relationships as a result of the business combination discussed above.

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments:
Beginning balance adjustments	€9,364,946	—
Fair value adjustment of customer intangibles	—	8,941,984

Adjustments for the year	9,364,946	8,941,984
Reversal of historical amortization under Italian GAAP	1,459,692	1,170,962
Amortization under U.S. GAAP	(935,000)	(748,000)

Adjustments to net income	524,692	422,962

Total U.S. GAAP adjustments to Shareholders’ equity	€9,889,638	9,364,946

Contingent consideration:

The Stock Purchase Agreement (SPA) entered into between BS (controlling shareholder of Talia S.r.l.) and Tiscali S.p.A. in connection with the acquisition of Tinet S.p.A. by Talia S.r.l. from Tiscali S.p.A. on May 26, 2009 provides that if BS were to sell Tinet Group within a period of two years, and, as a result, were to realize a return on its investment equal or greater than a 50% internal rate of return (IRR), Tiscali would receive 20% of the related gain on the investment (the “earn-out”) after the 50% threshold.

Under Italian GAAP, the Company did not record any amount for this contingent consideration as of the acquisition date on May 26, 2009 as the contingent consideration is not accounted for under Italian GAAP and the amount did not meet the definition of a liability as of that date.

Under U.S. GAAP, contingent consideration is required to be recorded at fair value and classified as a liability or equity depending on the contract terms, at the related acquisition date. The amount must be adjusted to an updated fair value at each reporting period with changes in fair value recorded in earnings, if the contingent consideration is classified as a liability. The Company determined the fair value of the contingent consideration to be a liability of 0.6 million Euro as of the date of the Transaction. The fair value was remeasured for U.S. GAAP as of December 31, 2009 to be the same as the initial fair value as of the date of the Transaction because the underlying facts and circumstances impacting the fair value remained unchanged as of December 31, 2009. As of September 30, 2010, the actual contractual “earn-out” was calculated to be 4.3 million Euro, and for Italian GAAP, the Company had recognized the entire amount as a liability with a corresponding increase to goodwill. Note that as goodwill is amortized for Italian GAAP, the related amortization of this amount was also recorded for Italian GAAP.

Subsequent fair value measurement of the contingent consideration would have resulted in an increase to the liability of 3.7 million Euro and an increase to operating expenses of 3.7 million Euro. As of September 30, 2010, under Italian GAAP, the Company had recognized the entire balance of contingent consideration and therefore no adjustment is made to the liability balance as of September 30, 2010.

The following table represents a summary of U.S. GAAP adjustments to contingent consideration as a result of the business combination discussed above.

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments:
Beginning balance adjustments	€(633,935)	—
Fair value adjustment of contingent consideration at acquisition	—	(633,935)
Remove value recorded under ITA GAAP	4,296,773

Adjustments for the year	3,662,838	(633,935)
Fair value adjustment of contingent consideration on 9/30/2010	(3,662,838)	—

Adjustments to net income	(3,662,838)	—

Total U.S. GAAP adjustments to Shareholders’ equity	€—	(633,935)

Formation costs:

Under Italian GAAP, formation costs incurred in the start-up phase of new products or new businesses can be capitalized if reasonable expectations exist that these costs can be recovered through future economic benefits arising from the sales of these new products or businesses. Such costs are amortized on a straight line basis over a five-year period. These include the costs incurred by Talia S.r.l. prior to the Transaction. No other formation costs were capitalized by any of the group’s subsidiaries. These are the expenses incurred for notary consultancy fees during the company’s set-up phase. Under U.S. GAAP, these costs are expensed as incurred. The adjustment to write off these costs and reverse the related amortization or devaluation, when realized under Italian GAAP, is recorded in the table below:

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments:
Beginning balance adjustments	€(3,938)	—
Write-off amounts on the date of Transaction	—	(4,475)

Adjustments for the year	(3,938)	(4,475)
Reversal of historical amortization under Italian GAAP	671	537
Amortization under U.S. GAAP

Adjustments to net income	671	537

Total U.S. GAAP adjustments to Shareholders’ equity	€(3,267)	(3,938)

Acquisition costs

The Company incurred costs associated with the Transaction amounting to 997 thousand Euro primarily related to consulting and due diligence fees paid to outside parties for assistance throughout the Transaction. Under Italian GAAP, such costs are capitalized and amortized over 5 years. Under U.S. GAAP, such costs are expensed as incurred.

The adjustment to write-off these costs and reverse the related amortization is shown in the table below:

	September 30, 2010	December 31, 2009
U.S. GAAP adjustments:
Beginning balance adjustments	€(877,360)	—
Write-off amounts on the date of Transaction	—	(997,000)

Adjustments for the year	(877,360)	(997,000)
Reversal of historical amortization under Italian GAAP	186,163	119,640

Adjustments to net income	186,163	119,640

Total U.S. GAAP adjustments to Shareholders’ equity	€(691,197)	(877,360)

(B)	Derivatives

The Company has entered into interest rate swap contracts in December 2009 and in February 2010 to economically hedge its exposure against interest rate risk associated with its loans with Unicredit Corporate Banking S.p.A. (see Note 13).

Under Italian GAAP, gains or losses on derivative financial instruments are recognized in the statement of comprehensive income when realized and amounts are not required to be recorded on the balance sheet until the termination of the agreement.

The interest rate swap contracts expired on September 29, 2010 and a liability in the amount of 0.2 million Euro was recorded under Italian GAAP as of September 30, 2010 representing the final settlement amount under such contracts. The amount was settled on October 1, 2010.

Under U.S. GAAP, all derivative financial instruments are recognized on the balance sheet at their fair value at each reporting period with changes in fair values recognized through earnings, unless strict hedge accounting criteria are met. Since the interest rate swap contracts mentioned above do not satisfy the requirements under U.S. GAAP for hedge accounting, all such contracts have been measured at fair value at the balance sheet with changes in fair value included in net loss.

The adjustment to net loss of 0.1 million Euro represents that fair value of the interest rate swap contracts recorded in earnings under U.S. GAAP for the period ended December 31, 2009, which was recorded under Italian GAAP in 2010. There is no adjustment to Italian GAAP shareholder’ equity as the recorded liability under Italian GAAP as of September 30, 2010 represents the fair value of such interest rate swap contracts.

(C)	Share-based compensation

Under Italian GAAP, no specific accounting treatment is required for share-based compensation programs as long as no actual liability is incurred, which could be the situation in the case of a cash settlement requirement. Under U.S. GAAP, the Company is required to recognize compensation expense associated with a share-based compensation program over the period for which the related services are provided or, immediately, if no service period is required. The compensation expense is measured using the fair value at the date of grant of the share-based compensation award. Although Tinet S.p.A. has not provided any share-based payment awards to its employees in respect to the provisions of the Shareholders’ Agreements since it was not party to such agreements, the BS Investors, as a related party, have awarded share-based payments to the Chairman and the CEO. The share-based compensation award is detailed as follows.

Talia S.r.l. acquired various subsidiaries or divisions that were part of Tiscali S.p.A. on May 26, 2009 (see Note 1 – Organization). BS Investimenti SGR S.p.A. and BS Private Equity S.p.A., the controlling shareholders of Talia S.r.l. (together, the BS Investors), entered into two Shareholders’ Agreements (Accordo di Investimento e Patto Parasociale) with the CEO, and the Chairman of the Board of Talia S.r.l. The BS Investors, pursuant to the Shareholders’ Agreement, allowed the CEO and the Chairman of the Board of Directors to purchase certain ownership interest in Talia S.r.l. The CEO, for a subscription price of €411,045, acquired 2.05% of the outstanding shares and the Chairman of the Board, for a subscription price of €1,199,970, acquired 5.97% of the outstanding shares of Talia S.r.l.

The Shareholders’ Agreement between the BS Investors and the CEO provided an “award at sale”. This “award at sale” will vest upon occurrence of the following two conditions: (i) the BS Investors sell more than 50% of the shares of Talia S.r.l., and (ii) the price offered by the acquiring party enabled the BS Investors to achieve an Internal Rates of Return (IRR) that fell within a range of IRRs established under the Shareholders’ Agreement. If the foregoing two conditions are met within 10 years from the effective date of the Shareholders’ Agreements, the BS Investors would transfer to the CEO shares of Talia Srl they own equivalent to the percentage of ownership corresponding to each of the IRR outcomes as stipulated in the Shareholders’ Agreement. The award would be made at the same time as the awarded shares were sold to the acquirer, and as such the CEO would receive settlement in the same form and under the same conditions as the BS investors were offered in a sale agreement. The maximum award at sale was equal to 12% and 2% of the share capital of Talia S.r.l. to the CEO and the Chairman of the Board of Talia S.r.l., respectively.

Under U.S. GAAP, the fair value of the compensation plan is 1.4 million Euro recognized over a 16 month service period, which was determined as the requisite service period as it is both the derived and the implicit service period. The fair value was calculated using an option-pricing model. The option-pricing model used was a lattice-type structured Monte Carlo approach. As a nonpublic company, Tinet S.p.A. does not have available share price information from which to readily determine estimated volatility to be used in the option-pricing model. Therefore, Tinet S.p.A. estimated volatility for its stock based on the share price information of Tiscali S.p.A., which is believed to reasonable. This conclusion was based largely on the fact that the business was previously part of Tiscali S.p.A., and is reasonably similar in geographical penetration and end-user profile.

Under U.S. GAAP, net loss is increased by 0.8 million Euro and there was no impact shareholders’ equity as a result of this adjustment.